As filed with the Securities and Exchange Commission on April 4, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

IDENTIPHI, INC.

(Exact name of registrant as specified in its charter)

Delaware	95-4346070
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

13809 Research Blvd., Suite 275 Austin, TX	75750
(Address of Principal Executive Offices)	(Zip code)

2007 EQUITY INCENTIVE PLAN

(Full title of the plan)

Steven M. Oyer

Chief Executive Officer

IdentiPHI, Inc.

13809 Research Blvd., Suite 275

Austin, TX 75750

(512) 492-6220

(Name, address and telephone number, including area code, of agent for service)

Copy to:

W. Michael Hutchings, Esq.

DLA Piper US LLP

701 Fifth Avenue, Suite 7000

Seattle, WA 98104-7044

(206) 839-4800

This registration statement shall hereafter become effective in accordance with Rule 462 promulgated under the

Securities Act of 1933, as amended.

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered(2)		Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common Stock, $0.01 par value per share	10,977,380	(4)	$0.40	$4,390,952	$172.56

(1)	The securities to be registered include options and rights to acquire shares of the registrant’s common stock.

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued under the IdentiPHI, Inc. 2007 Equity Incentive Plan (the “2007 Plan”) to prevent dilution resulting from any stock split, stock dividend or similar transaction.

(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act. The proposed maximum aggregate offering price per share is based on the average of the high and low prices of the registrant’s common stock on March 28, 2008, as reported on the OTC Bulletin Board.

(4)	Represents shares of the registrant’s common stock available for issuance upon exercise of awards under the 2007 Plan.

PART II

Item 3.	Incorporation of Documents by Reference.

The following documents filed by IdentiPHI, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this registration statement:

(a) The Registrant’s latest annual report on Form 10-K filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), containing audited financial statements for the Company’s latest fiscal period ended December 31, 2007, as filed with the Commission on March 31, 2008 (the “Form 10-K”); and

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 10-K; and

(c) The description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A filed with the Commission on December 6, 1991, pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Item 4.	Description of Securities.

The class of securities to be offered hereunder is registered under Section 12 of the Exchange Act.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant’s certificate of incorporation provides that the Registrant shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended or supplemented, or by any successor thereto, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. Such right to indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The Registrant’s certificate of incorporation also provides that such indemnification rights are not exclusive of any other rights to which those seeking indemnification may be entitled under the Registrant’s bylaws, any agreement, any vote of stockholders or disinterested directors or otherwise.

The Registrant’s bylaws provide that it will indemnify and hold harmless, to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Registrant to provide broader indemnification rights than said Law permitted it to provide prior to such amendment), each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (“proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative, is or was a director or officer of the Registrant or is or was serving at the Registrant’s request as a director or officer of another corporation, or as a controlling person of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer, or in any other capacity while serving as a director or officer, against all expenses, liability and loss reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators. The Registrant’s bylaws also provide that the Registrant may enter into a contract with any director, officer, employee or agent of the Registrant, or any person serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including employee benefit plans, providing for indemnification rights equivalent to or, if the Registrant’s board of directors so determines, greater than, those provided for in such bylaws.

The Registrant may maintain insurance on behalf of any person who is a director or officer against any loss arising from any claim asserted against him and incurred by him in any such capacity, subject to certain exclusions.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

			Incorporated by Reference
Exhibit No.	Description	Filed Herewith	Form	Exhibit No. / Annex	File No.	Filing Date
4.1	Restated Certificate of Incorporation of Saflink Corporation		10-K	3.1	000-20270	March 30, 2004

4.2	Certificate of Amendment to Restated Certificate of Incorporation of Saflink Corporation		8-K	3.2	000-20270	Aug. 13, 2004

4.3	Certificate of Amendment to Certificate of Incorporation of Saflink Corporation		8-K	3.1	000-20270	Aug. 29, 2005

4.4	Certificate of Amendment to Certificate of Incorporation		8-K	3.1	000-20270	Feb. 13, 2008

4.5	Certificate of Ownership and Merger		8-K	3.2	000-20270	Feb. 13, 2008

4.6	Second Amended and Restated Bylaws of Saflink Corporation		10-Q	3.1	000-20270	Aug. 14, 2003

4.7	Amendment to Bylaws of Saflink Corporation		10-Q	3.2	000-20270	Nov. 15, 2004

5.1	Opinion of DLA Piper US LLP	X

10.1	IdentiPHI, Inc. 2007 Equity Incentive Plan and related agreements		8-K	10.6	000-20270	Feb. 13, 2008

23.1	Consent of PMB Helin Donovan, LLP	X

23.2	Consent of DLA Piper US LLP (included in Exhibit 5.1)	X

24.1	Power of Attorney (included on signature page)	X

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on April 4, 2008.

IDENTIPHI, INC.

By:	/s/ JEFFREY T. DICK
Jeffrey T. Dick
Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Steven M. Oyer and Jeffrey T. Dick or either of them, his true and lawful attorneys and agent, with full power of substitution, and with power to act alone, to sign on behalf of the undersigned any amendment or amendments to this registration statement on Form S-8 (including post-effective amendments) and any and all new registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to perform any acts necessary to file such amendments or registration statements, with exhibits thereto and other documents in connection therewith, and each of the undersigned does hereby ratify and confirm his signature as it may be signed by his said attorneys and agents to any and all such documents and all that said attorneys and agents, or their substitutes, shall do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act, this registration statement was signed by the following persons in the capacities and on the dates stated:

	Signature	Title	Date

By:	/s/ STEVEN M. OYER Steven M. Oyer	Chairman and Chief Executive Officer (principal executive officer)	April 4, 2008

By:	/s/ JEFFREY T. DICK Jeffrey T. Dick	Chief Financial Officer (principal financial officer)	April 4, 2008

By:	/s/ ASA HUTCHINSON Asa Hutchinson	Director	April 4, 2008

By:	/s/ JACQUES BOUHET Jacques Bouhet	Director	April 4, 2008

By:	/s/ CHRISTER BERGMAN Christer Bergman	Director	April 4, 2008